May 31, 2011

Randy Potts
4320 House of York, #3
Austin, TX 78730

Re: Separation Offer and General Release

Dear Randy:

In connection with the separation of your employment with Convio, Inc. (the “Company”) effective May 31, 2011 (the “Separation Date”), the Company is offering you a separation package in exchange for your agreement to release the Company from any and all claims and other promises set forth herein (this “Agreement”). The details of the separation package and release are explained below. We encourage you to review this document carefully and to discuss it with an attorney.
Separation Package.
In exchange for your execution of this Agreement, which includes your agreement to release the Company from any and all claims, the Company agrees to provide you with the following (the “Separation Package”):

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A lump sum payment of $150,000, less statutory deductions and withholdings, to be paid in accordance with the Company's normal payroll practices to begin on the next regular payroll run following the Effective Date (defined below).

As you know, the vesting of stock options normally terminates on a separation date, and employees are typically provided no more than three months following separation in which to exercise vested stock options. As part of this Separation Package, you will receive accelerated vesting at May 31, 2011 of your currently outstanding stock options that would vest in accordance with existing vesting schedules through December 31, 2011.  All options that would not have vested as of December 31, 2011 will be canceled as of May 31, 2011.  You will be entitled to exercise any or all vested options until May 31, 2012 (the “Extended Exercise Date”).  Save for the terms set forth in this paragraph, the terms of the exercise of your stock options, including rights of repurchase by the Company, are to be governed exclusively by the grant notices and stock option agreement(s) between you and the Company, the CONVIO, INC. 1999 STOCK OPTION/STOCK ISSUANCE PLAN, and the CONVIO, INC. AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN.
By signing this Agreement, you acknowledge and agree that absent this Agreement, you have no legal entitlement to the consideration provided herein and that the consideration given to you represents good and sufficient value for the releases and other agreements by you set forth in this Agreement.

Your Agreement.

By signing this Agreement and accepting the Separation Package as outlined above, you agree to waive, release, and forever discharge the Company and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (the “Released Parties”) from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exists or may exist as of the date of your execution of this Agreement. “Claims,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, (excluding any claims that might arise in connection with this Agreement and the consideration cited on page 1 relating to your vested stock options), and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time, to the maximum extent such released claims are permitted by law.

Without in any way limiting the generality of the above paragraph, by signing this Agreement and accepting the Separation Package outlined above, you specifically agree to release all claims, rights, or benefits you may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 (“ADEA”), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act. You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Agreement.

You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement, with the exception of claims you bring to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. To the extent that you are still entitled to file any administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, investors, vendors, products or services, business technologies, market position, performance and other similar information concerning the Company. Nothing contained in this paragraph is intended to prevent you from testifying truthfully in any legal proceeding. You also agree to fully cooperate and assist the Company in resolving any and all claims, disputes, or lawsuits in connection with any and all claims made by or against the Company during the course of your employment.

Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

Acceptance of Agreement.

You have 21 days from the Separation Date to consider this Agreement, and offer of Separation Package contained herein, and you may revoke this Agreement at any time during the first seven days following your execution of this Agreement by delivering written notice of revocation to the Company's VP, Human Resources, Angie McDermott, no later than 5:00 p.m. on the seventh day after execution. You received this Agreement on May 31, 2011. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received by Ms. McDermott on or before June 21, 2011.

This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven days following the date of your execution of the Agreement (the “Effective Date”), provided that you have timely executed and returned this Agreement and you have not exercised your right to revoke this Agreement.

Other Important Terms.

•	Nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

•	You are advised to consult with an attorney of your choosing prior to entering into this Agreement, and by signing below you represent that you have had sufficient opportunity to do so.

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You understand and agree that in any dispute between you and the Company regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, except that the Company shall not, by virtue of this Agreement, be entitled to recover its costs or attorney's fees resulting from challenges to the validity of this Agreement by you under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Nothing in this Agreement is intended to preclude the Company from recovering attorney's fees or costs specifically authorized under federal law.

•	This Agreement is binding on your representatives, heirs, executors, administrators, successors and assigns.

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You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Agreement. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to you under this Agreement.

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The terms and existence of this Agreement are strictly confidential and may not be disclosed to any other person or entity, with the exception of your immediate family members and legal and financial advisors.

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You understand that certain obligations set forth in the Company's Confidentiality, Assignment and Non-Compete Agreement (the “Proprietary Information Agreement”), agreed to by you at the outset of your employment and confirmed in writing by you on May 31, 2011, a copy of which is attached hereto and incorporated herein by this reference, continue beyond the termination of your employment. You understand and agree that a breach of any continuing obligation contained in the Proprietary Information Agreement shall also constitute a breach of this Agreement and the Release.

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By signing this Agreement, you acknowledge that you do not have any Company property or Proprietary Information in your possession, nor have you failed to return any Company property or Proprietary Information to the Company including but not limited to access cards, keys, credit card and telephone calling card, cell phone, pagers, PDAs, and computer equipment including laptops, software and printers. You hereby also acknowledge that you do not have any Proprietary Information (as defined in the Proprietary Information Agreement) of the Company in your possession.

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This Agreement, and any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Agreement. This Agreement can be amended or modified only by a written agreement, signed by you and the Company.

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This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any disputes or litigation that may arise with respect to this Agreement shall be brought and prosecuted in Travis County, Texas and you agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

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You agree that if any provision or portion of any provision of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

We wish you the best of luck in the future. Please do not hesitate to contact me if you have any questions or comments regarding the separation offer contained in this letter.

Convio, Inc.
By: /s/ Angie McDermott
Its: VP, Human Resources
Randy Potts	Date: 6/20/11 __________
By: /s/ Randy Potts
Date: 6/17/2011